Exhibit 10.6

AMENDED AND RESTATED EXECUTIVE SUBSCRIPTION AND

SECURITYHOLDER’S AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENT (this “Agreement”) is made as of February 2011, by and among Bain Capital Everest Manager Holding S.C.A., a société en commandite par actions organized under the laws of the Grand Duchy of Luxembourg (the “Company”), Bain Capital Everest Manager, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Commandité”), [—] (the “Executive”) and each of the Bain Investors set forth in the Schedule of Bain Investors.

RECITALS

WHEREAS the Commandité, the Company, the Bain Investors and the Executive entered into an executive subscription and securityholder’s agreement on [            ] (the “Original Agreement”) which provided for certain rights and obligations of the parties thereto with respect to the Securities issued thereunder; and

WHEREAS in connection with the recapitalization of the Company and its Group (the “Recapitalization”) and the redemption of the Class A Ordinary Shares and the Class G Ordinary Shares to be effected on or around the date hereof (the “Redemption”), the parties to the Original Agreement hereby wish to amend and restate the provisions of the Original Agreement, such that this Agreement shall replace and supersede the Original Agreement in its entirety with effect from the date hereof.

AGREEMENT

Subject to the Recapitalization having occurred, this Agreement shall replace and supersede the Original Agreement in its entirety with effect from the date hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

“Acquisition Agreement” means the Sale and Purchase agreement dated 2 March 2010 entered into among The Dow Chemical Company, Styron LLC, Styron Holding B.V. and STY Acquisition Corp, as amended, restated or modified from time to time.

“Affiliate” means, with respect to any Person: (i) any other Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common control with, such Person; provided, however, that neither the Company nor any of its Controlled Affiliates shall be deemed an Affiliate of any Executive (and vice versa) and no Executive shall be deemed an Affiliate of any other Executive solely as a result of their relationship with respect to the Company; (ii) if such Person (or if such Person is acting as nominee, the Person or the beneficial owner of the relevant voting securities) is an investment fund, any other investment fund the primary investment advisor to which is, or is Controlled by, the primary investment advisor to such Person or an Affiliate thereof; and (iii) if such Person is a natural Person, any Family Member of such natural Person.

“Approved Sale” shall have the meaning provided in Section 6(a).

“Articles” or “Articles of Association” means the Company’s Articles of Association as amended from time to time which shall include the Form of Share Terms attached hereto as Exhibit A.

“Bain Inflows” means, without duplication, as of any measurement date, all net cash proceeds (excluding fees and expense reimbursements) received by the Bain Investors (either directly or indirectly) with respect to or in exchange for the Bain Securities (whether such payments are received from the Company or any third party) from the issuance date thereof through such measurement date and shall, for the purposes of Section 2(f), be deemed to include:

(a)	in the case of a Change in Control, any Bain Securities not transferred pursuant to such Change in Control, the value of which shall be the price per security based on the amount that the holders of Bain Securities would be entitled to receive, following a hypothetical liquidating distribution of the Company, where the aggregate proceeds to be distributed equal the after-tax net proceeds following a hypothetical sale of all the assets of the Company at the Change in Control value;

(b)	in the case of a Public Offering of the Company or Newco, any Equity Securities (or equity securities of Newco, where applicable) retained by the Bain Investors, the value of which shall be their Implicit Pre-IPO Value; and

(c)	in the case of a Public Offering of a Subsidiary of the Company, any amount that the holders of Bain Securities would be entitled to receive, following a hypothetical liquidating distribution of the Company, where the aggregate proceeds to be distributed equal the after-tax net proceeds following a hypothetical sale of all the assets of the Company at the Public Offering value.

“Bain Outflows” means, without duplication, as of any measurement date, all cash payments made (either directly or indirectly) by the Bain Investors (on a cumulative basis) with respect to or in exchange for the Bain Securities (whether such payments are made to the Company or any third party).

“Bain Investor” means each of the parties set forth on the Schedule of Bain Investors, any of their Affiliates to whom any interest in the Company has been assigned or transferred and any of their Affiliates that subscribe for any interest in the Company.

“Bain Investor Sale Notice” shall have the meaning provided in Section 5(a).

“Bain Securities” means (i) the securities issued by the Company to the Bain Investors, (ii) any other Equity Securities of the Company held by the Bain Investors, and (iii) any securities issued or issuable directly or indirectly with respect to the securities referred to in (i) or (ii) above by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a recapitalization or exchange, notwithstanding any subsequent Transfer or assignment of the securities referred to in (i) through (iii) above to any independent third party or an Affiliate of a Bain Investor.

“Board” means the board of directors of the Commandité, as constituted from time to time.

“Business” means such of the business, assets and shares of certain companies comprising the Styron group which are the subject of the acquisitions under the Acquisition Agreement.

“Business Day” means any day (other than a Saturday or Sunday or legal holiday) on which banks in New York, USA, London, England and the Grand Duchy of Luxembourg are open for business.

“Call Option” shall have the meaning provided in Section 8(b)(iv).

“Call Option Exercise Notice” shall have the meaning provided in Section 8(b)(iv).

“Call Option Exercise Period” shall have the meaning provided in Section 8(b)(iv).

“Calling Person” means any Person that exercises its right to purchase Executive Securities pursuant to the Call Option.

“Catch up Amount” an amount in cash and/or securities equal to the amount that an Executive would have been entitled to receive in respect of any distribution by the Company in connection with his Incentive Securities (including the Performance Vesting G Shares) which are not Vested Securities, had such Incentive Securities (including the Performance Vesting G Shares) been Vested Securities on the date of such distribution, plus any interest on such amount actually earned by the Company (if cash), it being agreed that the Company shall not be required to invest any Catch up Amount.

“Cause” shall have the meaning provided in the Employment Agreement; provided, however, clauses (v) and (viii) of the definition set forth below shall be included in such definition of Cause. If the Executive is not party to an Employment Agreement or if such term is not defined in the Employment Agreement, Cause shall mean (i) the Executive’s commission of fraud or material misappropriation with respect to the business or assets of the Company or any of its Subsidiaries, (ii) the Executive’s commission of a felony or crime involving moral turpitude, commission of any other act or omission involving material dishonesty or fraud, or commission of any act that constitutes a breach of the policies of the Company or any of its Subsidiaries prohibiting conduct of a degree of seriousness similar in nature to the foregoing (i.e., discrimination, harassment, substance abuse, etc.), (iii) the Executive’s continued failure to accept and cooperate with actions and initiatives assigned to the Executive by the Company or any of its Subsidiaries (iv) the Executive’s gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, (v) the Executive’s failure, after a written request from the Company, to reasonably cooperate (which expression shall not, for the avoidance of doubt, require the Executive to execute an employment agreement or give any restrictive covenant undertakings with a greater length or scope than the Executive Securityholder is otherwise subject to) and assist in connection with an Exit or liquidity event in whichever form (e.g. an initial public offering, secondary buy-out, trade sale or refinancing of the Company), (vi) the Executive’s failure to comply with the terms of any confidentiality/non-disclosure agreement by which the Executive is bound, (vii) the Executive’s entry into or continuation of discussions or negotiations with any third party, either directly or through advisors, with respect to the Business, or the Executive’s employment in relation thereto, without the prior written consent of the Company, (viii) (A) subject to paragraph (B), any material breach of, or material non-compliance with, any material provisions of any subscription or securityholder’s agreements to which the Executive is a party, which to the extent curable, is not cured within 15 days or (B) any wilful breach of, or wilful non-compliance with, any material provisions of any subscription or securityholder’s agreements to which the Executive is a party, (ix) the Executive’s material breach of the Employment Agreement, or (x) the Executive’s breach of any non-competition agreements or other restrictive covenants relating to the Company, its Subsidiaries or the Business, by which the Executive is bound.

“Change in Control” means (i) any transaction (or series of related transactions) which results in the Bain Investors collectively owning securities representing less than 50% of the total voting power and economic interest in the Company, (ii) any transaction (or series of related transactions) which results in an independent third party acquiring securities which represent more than 50% of the total voting power and economic interest in the Company, or (iii) a sale or disposition of more than 50% of the assets of the Company and its subsidiaries on a consolidated basis; provided that, in the case of clauses (i) and (ii) above, such transactions shall only constitute a Change in Control if they result in the Bain Investors ceasing to have the power (whether by ownership of voting securities, contractual right, or otherwise) collectively to elect a majority of the Board or otherwise control the Company.

“Class A Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class A Ordinary Shares in accordance with the Articles of Association.

“Class B Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class B Ordinary Shares in accordance with the Articles of Association.

“Class C Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class C Ordinary Shares in accordance with the Articles of Association.

“Class D Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class D Ordinary Shares in accordance with the Articles of Association.

“Class E Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class E Ordinary Shares in accordance with the Articles of Association.

“Class F Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class F Ordinary Shares in accordance with the Articles of Association.

“Class G Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class G Ordinary Shares in accordance with the Articles of Association.

“Class H Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class H Ordinary Shares in accordance with the Articles of Association.

“Class I Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class I Ordinary Shares in accordance with the Articles of Association.

“Class J Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class J Ordinary Shares in accordance with the Articles of Association.

“Class K Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class K Ordinary Shares in accordance with the Articles of Association.

“Class L Ordinary Shares” means the ordinary shares of the Company with a nominal value of US$ 0.01 each designated as Class L Ordinary Shares in accordance with the Articles of Association.

“Closing” means the completion of the acquisition contemplated in the Acquisition Agreement which took place on 17 June 2010.

“Co-Invest Securities” means collectively, (i) the Class A Ordinary Shares, the Class B Ordinary Shares, the Class C Ordinary Shares, the Class D Ordinary Shares, the Class E Ordinary Shares, the Class F Ordinary Shares, held by or issued to the Executive pursuant to this Agreement and (ii) any Securities issued or issuable directly or indirectly with respect to the securities referred to in (i) above, by way of conversion or exchange.

“Commandité” shall have the meaning provided in the preamble.

“Company” shall have the meaning provided in the preamble.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common control with”) shall mean in respect of a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Deed of Adherence” means a deed of adherence pursuant to which the party thereto agrees to be bound by the terms of this Agreement in the form set out in Exhibit C or in such other form as is approved by the Commandité.

“Disability” shall have the meaning provided in the Employment Agreement. If the Executive is not party to an Employment Agreement or if such term is not defined in the Employment

Agreement, Disability shall mean the Executive’s incapacity due to physical or mental illness, which incapacity makes him eligible to receive long term disability benefits under the applicable benefit plans of the Company or its Subsidiaries.

“Employment Agreement” shall mean any effective employment agreement entered into by the Executive and a direct or indirect subsidiary of the Company, as amended, restated or modified from time to time.

“Equity Securities” shall mean (i) any Securities that entitle the holder thereof to receive unlimited dividends and/or to participate in the surplus assets of the Company on a liquidation or (ii) any option or right that is exchangeable or exercisable or convertible into the Securities referred to in (i) above.

“Executive Securityholder” means (i) the Executive, (ii) any assignee or transferee of any interest in the Company directly from the Executive and (iii) any other Person who becomes a holder of Executive Securities in a manner contemplated by this Agreement and becomes a party hereto by executing a Deed of Adherence in accordance with Section 4(f).

“Executive Securities” means (i) the Securities issued to the Executive pursuant to this Agreement, (ii) any other Securities held by any Executive, and (iii) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in (i) or (ii) above by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a recapitalization or exchange. Such securities shall continue to be Executive Securities in the hands of any holder (except for the Company and the Bain Investors), and except as otherwise provided herein, each such other holder of Executive Securities shall succeed to all rights and obligations attributable to the Executive as a holder of Executive Securities hereunder.

“Exit” means (i) any transaction which results in the Bain Investors collectively owning securities representing less than 10% of the total voting power and economic interest in the Company, (ii) any transaction which results in an independent third party acquiring securities which represent 90% of the total voting power and economic interest in the Company, and (iii) a sale or disposition of more than 90% of the assets of the Company and its subsidiaries on a consolidated basis; provided that, in the case of clauses (i) and (ii) above, such transactions shall only constitute an Exit if they result in the Bain Investors ceasing to have the power (whether by ownership of voting securities, contractual right, or otherwise) collectively to elect a majority of the board of directors of the Company.

“Exit Date” means the date on which an Exit occurs.

“Fair Market Value” means, with respect to any Security or Securities, the cash proceeds that the holder of the Security would be entitled to receive, following a hypothetical liquidating distribution of the Company, where the aggregate proceeds to be distributed equal the net proceeds following a hypothetical sale of all the assets of the Company at their market value, as determined in accordance with Section 9. Fair Market Value of securities shall be determined without discounts for lack of marketability or minority interest.

“Family Member” means, with respect to any natural person, such person’s parents (whether natural or by adoption), spouse and descendents (whether natural or by adoption) and any trust, limited partnership or other entity solely for the benefit of that person and/or that person’s parents, spouse and or descendents.

“G Shares Performance Threshold” shall have the meaning set out in Section 2(g).

“Good Leaver” shall have the meaning provided in Section 2(e).

“Good Reason” shall have the meaning provided in the Employment Agreement. If the Executive is not party to an Employment Agreement or if such term is not defined in the Employment Agreement, Good Reason shall mean a significant reduction in the Executive’s base salary or wage rate or annual cash bonus opportunity; provided that to constitute Good Reason the Executive must provide notice within 30 days of the occurrence of such reduction, the Company or its applicable Subsidiary must fail to cure such reduction within 30 days of such notice and the Executive must terminate employment within 10 days of such failure to cure.

“Implicit Pre-IPO Value” shall:

(a) in the event that a primary offering of shares shall occur, be equal to (1) the Total Price to the Public divided by the percentage (stated as a decimal) that the number of shares of Newco Common sold pursuant to the Public Offering represents of the total number of shares of Newco Common to be outstanding immediately following the Public Offering, minus (2) the Primary Offering Proceeds; and

(b) in the event only a secondary sale of shares shall occur, be equal to (1) the total number of shares of Newco Common multiplied by (2) the Per Share Price.

For the purposes of this definition, “Primary Offering Proceeds” means the number of shares of Newco Common sold in the primary offering (which may be zero) in connection with the Public Offering, multiplied by the Per Share Price. “Per Share Price” means, in connection with any Public Offering, the price set out or that would be set out on the cover page of a prospectus for such Public Offering under the caption “Price to Public” (or any similar caption) and opposite the caption “Per Share” (or any similar caption), less the per share allocation of the underwriting discounts and commissions and expenses incurred by the Company in connection with the Public Offering. “Total Price to the Public” means the Per Share Price multiplied by the number of shares of Newco Common sold pursuant to the Public Offering.

“Incentive Securities” means collectively, (i) the Class G Ordinary Shares, the Class H Ordinary Shares, the Class I Ordinary Shares, the Class J Ordinary Shares, the Class K Ordinary Shares and the Class L Ordinary Shares issued to or held by the Executive and (ii) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in (i) above by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a recapitalization or exchange, notwithstanding any subsequent transfer or assignment to other holders thereof.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not beneficially own any of the Company’s Ordinary Shares, who is not Controlling, Controlled by or under common Control with any Person who beneficially owns any of the Company’s Ordinary Shares and who is not the spouse or descendent (by birth or adoption) of any such Person or a trust for the benefit of such Person and/or such other Persons.

“Investment Agreement” means the Investor Subscription and Shareholder Agreement to be entered into on 17 June 2010 amongst the Company and the investors named therein, as amended, restated or modified from time to time.

“Investment Termination Date” means the date on which (i) the Bain Investors cease to hold any Bain Securities or (ii) all of the operating assets of the Company and its Subsidiaries have been sold to an Independent Third Party.

“Newco” shall have the meaning provided in Section 7(b)(i).

“Newco Common” shall have the meaning set out in Section 7(b)(i).

“Ordinary Shares” means as at the date hereof, collectively the Class A Ordinary Shares, the Class B Ordinary Shares, the Class C Ordinary Shares, the Class D Ordinary Shares, the Class E Ordinary Shares, the Class F Ordinary Shares, the Class G Ordinary Shares, the Class H Ordinary Shares, the Class I Ordinary Shares and the Class J Ordinary Shares, the Class K Ordinary Shares and the Class L Ordinary Shares, and any other ordinary shares of the Company created from time to time and designated as “Ordinary Shares” under the Articles of Association.

“Original Agreement” shall have the meaning set forth in the Recitals.

“Original Cost” means, with respect to any Security, the original subscription price paid to the Company by the original subscriber for such Security.

“Participating Securityholder” shall have the meaning provided in Section 5(b).

“Performance Threshold” shall have the meaning set out in Section 2(f).

“Performance Vesting G Shares” shall have the meaning provided in Section 2(g).

“Performance Vesting Incentive Securities” shall have the meaning provided in Section 2(d)(i).

“Permitted Transferee” shall have the meaning provided in Section 4(c).

“Person” means any natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or government entity, or any department, agency or political subdivision thereof, or any other entity including without limitation any unincorporated organization, syndicate, or affiliated group.

“Post Termination Securities” means:

(a) zero, if the Termination Date of the Executive occurs within the second anniversary of the Closing; or

(b) if the Termination Date of the Executive occurs after the second anniversary of the Closing, the number of Time Vesting Incentive Securities which at the time of termination of the Executive as a Good Leaver are unvested securities (if any), as is equal to the product of: (i) the number of Time Vesting Incentive Securities which would have become Vested Securities on the next regular Vesting date following the Executive’s Termination Date, had the Executive’s employment not been terminated and (ii) the number resulting from dividing (A) the number of full months elapsed between the last regular Vesting date preceding the Executive’s Termination Date and the Executive’s Termination Date and (B) 12;

“Power of Attorney” means the power of attorney substantially in the form set out in Exhibit D.

“Public Offering” means the first public offering and sale of the Equity Securities of the Company, a Newco or a Subsidiary to the public, pursuant to an effective registration or an effective listing or qualification on a securities market in accordance with applicable requirements (including the Securities Act, if applicable).

“Public Sale” means a Public Offering or any sale of Equity Securities of the Company, a Newco or a Subsidiary, as the case may be, through a broker, dealer or market maker pursuant to the securities regulations of the relevant jurisdiction(s), or, in connection with a merger with a publically traded company, any combination or exchange of Equity Securities for securities in the merged entity (provided the merged entity is a publically traded company).

“Redemption” shall have the meaning set forth in the Recitals.

“Registration Rights Agreement” means an agreement substantially in the form set out in Exhibit F.

“Relative” shall have the meaning provided in Section 3(f).

“Sale of the Company” means a bona fide, arm’s length transaction with an Independent Third Party or group of Independent Third Parties involving: (i) a sale of assets pursuant to which such Independent Third Party or group of Independent Third Parties acquire all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis in one transaction or series of related transactions; (ii) any sale of the Investor Securities (as defined in the Investment Agreement) resulting in such Independent Third Party or group of Independent Third Parties acquiring more than 50% of the economic interest or the voting power in the Company or the power to elect a majority of the entire Board in one transaction or series of related transactions; (iii) a merger, consolidation or issuance which accomplishes one of the foregoing; or (iv) a similar transaction with a like economic effect.

“Securities” means (i) securities issued by the Company and (ii) any securities issued or issuable directly or indirectly with respect to the securities referred to in (i) above, by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a capitalization or exchange, notwithstanding any subsequent

Transfer or assignment to other holders thereof. For the avoidance of doubt, Securities shall include without limitation the Executive Securities and the Bain Securities.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Security Rights Ownership” when used with reference to any Person’s ownership of any securities of any entity, means ownership by the relevant Person of the economic and other legal rights attaching to the relevant securities of such entity, which for the avoidance of doubt shall include ownership of such rights directly through ownership of title to such securities or indirectly through one or more entities Controlled by the relevant Person; provided that, if the relevant Person does not own 100% of any Controlled intermediate holding vehicle, then his/her Security Rights Ownership in the relevant securities shall be proportionately reduced (i.e. if the relevant Person owns 80% of an intermediate vehicle that owns 90% of the relevant securities of a subsidiary entity, then the relevant Person’s Security Rights Ownership in the relevant securities of the subsidiary entity shall be deemed to be 72%).

“Securityholder” means, at any time, a holder of Securities at such time.

“Sellers” shall mean the sellers of the Business pursuant to the Acquisition Agreement.

“Subscription Price” has the meaning provided in Section 2(a).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any or all other Person(s) of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of such Person’s other Subsidiaries or a combination thereof. For the purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or if such Person or Persons Control such entity.

“Supervisory Board” shall have the meaning provided in the Articles of Association.

“Termination” means the termination of the Executive’s employment with the Company and any of its Subsidiaries.

“Termination Date” shall mean the actual date of the Executive’s Termination.

“Termination Notice” shall have the meaning provided in Section 8(a).

“Time Vesting Incentive Securities” shall have the meaning provided in Section 2(d)(i).

“Transfer” shall have the meaning provided in Section 4(a).

“Transferring Securityholder” has the meaning set out in Section 5(a).

“Unvested Post-Termination Securities” shall have the meaning provided in Section 8(b)(ii).

“Unvested Securities” means those Executives Securities which at any time are not Vested Securities.

“Vested Securities” shall mean (i) the Co-Invest Securities; and (ii) those Incentive Securities which at the relevant time have vested in accordance with this Agreement.

2. Execution, Subscription and Issuance of Executive Securities.

(a) Subscription and Settlement of the Executive Securities. Within four weeks of the execution of the Original Agreement, the Executive subscribed for the number of Executive Securities at the price per Security as set out in Exhibit B (the “Subscription Price”), subject to Section 2(b) below, the Company issued and allotted to the Executive, such number of Executive Securities. The Subscription Price for Class A Ordinary Shares, the Class B Ordinary Shares, the Class C Ordinary Shares, the Class D Ordinary Shares, the Class E Ordinary Shares and the Class F Ordinary Shares was the same price as that paid by The Dow Chemical Company (or an affiliate thereof) for the same classes of Ordinary Shares on or about the same time as the issuance to the Executive of such classes of Ordinary Shares pursuant to this Section 2.

(b) Conditions to Issuance of Executive Securities. The obligation of the Company to issue Executive Securities to the Executive was be subject to the following conditions:

(i) the representation and warranties set forth in Section 3 below had to be true and accurate in all material respects with respect to the Executive on the date of the Original Agreement and the date of subscription;

(ii) the Executive settling the aggregate Subscription Price for the Executive Securities as follows:

(A)	in respect of the Co-Invest Securities and the Incentive Securities, the Executive had to pay to the Company in cash (in accordance with Section 2(c) below) the amount set forth in column 3 of Exhibit B opposite each class of such Securities; and

(B)	the execution and delivery of the Power of Attorney.

(c) Subscription. Subject to the fulfillment of the conditions in Section 2(b) above, within four weeks of execution of the Original Agreement, the Executive delivered to the Company (i) the Subscription Price for the Incentive Securities by electronic transfer in immediately available funds, and (ii) duly executed subscription forms for the Executive Securities to be issued hereunder. Following receipt of the above, the Company effected a share capital increase and issued the relevant Executive Securities. Immediately following the issuance of the Executive Securities, the Company entered the Executive’s name or, if applicable, the name of his nominee or custodian, on the Company’s securityholder register as the holder of the number of Securities identified to the Executive by the Commandité pursuant to Section 2(a).

(d) Vesting of Incentive Securities.

(i) Types of Vesting. Except as provided in Section 2(g), 50% of all the Incentive Securities issued to the Executive will be subject to time vesting in accordance with Section 2(e) (the “Time Vesting Incentive Securities”) and the remaining 50% of all the Incentive Securities issued to the Executive will performance vest in accordance with Section 2(f) (the “Performance Vesting Incentive Securities”).

(ii) Continuous Employment. Other than as stated in clause (i) of the final paragraph of Section 2(e) below with respect to Time Vesting Incentive Securities, the Time Vesting Incentive Securities and Performance Vesting Incentive Securities shall only time vest if the Executive remains in the continuous employment of the Company or any of its Subsidiaries between and including the date hereof and the applicable vesting date (as determined in accordance with Section 2(e) and/or Section 2(f) below).

(e) Time Vesting Incentive Securities. The Time Vesting Incentive Securities will vest and become Vested Securities as follows:

(i) 40% of each class will vest and become Vested Securities on the second anniversary of the Closing; and

(ii) 20% of each class will vest and become Vested Securities on each of the third, fourth and fifth anniversary of the Closing.

Notwithstanding the foregoing, (i) if the Executive’s Termination Date occurs after the second anniversary of the date of Closing due to (I) the Executive’s death or permanent Disability, (II) a Termination of the Executive by the Company or one of its Subsidiaries without Cause, or (III) the Executive’s voluntary resignation for Good Reason (each of (I), (II) and (III), a “Good Leaver”), the Post Termination Vested Securities shall vest and become Vested Securities on the Termination Date, and (ii) all Time Vesting Incentive Securities shall be deemed to be 100% vested upon a Change in Control (but excluding a Change in Control resulting from a Public Offering).

(f) Performance Vesting Incentive Securities. The Performance Vesting Incentive Securities will vest and become Vested Securities upon the full satisfaction of both time and performance vesting criteria. A Performance Vesting Incentive Security shall become a Vested Security if, and only if, it has both time vested and performance vested in accordance with this paragraph. The time vesting criteria shall be satisfied as follows: (i) 40% of each class of Performance Vesting Incentive Securities shall be time vested on the second anniversary of the Closing and (ii) 20% of each class of Performance Vesting Incentive Securities shall be time vested on each of the third, fourth and fifth anniversary of the Closing. In addition, 100% of the Performance Vesting Incentive Securities shall be time vested upon a Change in Control (but excluding a Change in Control resulting from a Public Offering). The performance vesting criteria shall be satisfied as follows: (i) 50% of each class of Performance Incentive Securities shall be performance vested if on a Change in Control or a Public Offering the Bain Inflows immediately following such Change in Control or Public Offering are at least two times (2x) the

Bain Outflows and (ii) 50% of each class of Performance Incentive Securities shall be performance vested if on or after a Change in Control or a Public Offering the Bain Inflows immediately following such Change in Control or Public Offering are at least two and one-half times (2.5x) the Bain Outflows (the “Performance Thresholds”). A Performance Vesting Incentive Security shall not be performance vested unless and until (i) a Change in Control or a Public Offering occurs and (ii) the applicable Performance Threshold is achieved on a Change in Control or a Public Offering. Performance Vesting Incentive Securities (a) may not become Vested Securities after the earliest of (I) the Executive’s Termination Date, (II) a Change in Control (but excluding a Change in Control resulting from a Public Offering) and (b) may not performance vest after a Public Offering.

(g) Vesting of Class G Ordinary Shares. Notwithstanding the provisions of Sections 2(d), 2(e) and 2(f), and subject to the completion of the Recapitalization, (i) 75% of the Class G Ordinary Shares issued to the Executive shall vest immediately prior to the Redemption and (ii) 25% of the Class G Ordinary Shares issued to the Executive (the “Performance Vesting G Shares”) shall be performance vested if on or after a Change in Control or a Public Offering the Bain Inflows immediately following such Change in Control or Public Offering are at least two and one-half times (2.5x) the Bain Outflows (the “G Shares Performance Threshold”). A Performance Vesting G Share shall become a Vested Security if, and only if, it has both time vested and performance vested in accordance with this paragraph. The time vesting criteria shall be satisfied as follows: (i) 40% of the Performance Vesting G Shares shall be time vested on the second anniversary of the date of Closing and (ii) 20% of Performance Vesting G Shares shall be time vested on each of the third, fourth and fifth anniversary of the date of Closing. A Performance Vesting G Share shall not be performance vested unless and until (i) a Change in Control or a Public Offering occurs and (ii) the G Shares Performance Threshold is achieved on a Change in Control or a Public Offering. Performance Vesting G Shares (a) may not become Vested Securities after the earliest of (I) the Executive’s Termination Date and (II) the Investment Termination Date and (III) a Change in Control (but excluding a Change in Control resulting from a Public Offering) and (b) may not performance vest after a Public Offering. If the Executive’s Termination Date occurs before the earlier to occur of (i) a Change in Control and (ii) a Public Offering and (iii) the second anniversary of the date of Closing 100% of the Performance Vesting G Shares shall be forfeited and cancelled.

(h) Catch-up. No Executive Securityholder will be entitled to receive any amounts distributed in respect of his Incentive Securities (including by way of redemption or repurchase of securities) until such time as they have vested in accordance with this Agreement. In the event that the Company has made any distributions with respect to its Ordinary Shares prior to an Executive Securityholder’s (including by way of redemption or repurchase of securities):

(i) Time Vesting Incentive Securities becoming Vested Securities, if and when such Time Vesting Incentive Securities become Vested Securities, the Company shall pay to such Executive the Catch up Amount in respect thereof;

(ii) Performance Vesting Incentive Securities becoming Vested Securities, if and when such Performance Vesting Incentive Securities become Vested

Securities in accordance with Section 2(f) above, the Company will pay to such Executive Securityholder the Catch up Amount in respect thereof; and

(iii) Performance Vesting G Shares becoming Vested Securities, if and when such Performance Vesting G Shares become Vested Securities in accordance with Section 2(g) above, the Company will pay to such Executive Securityholder the Catch up Amount in respect thereof;

provided that if the Catch up Amount includes securities, such securities will be subject to the transfer restrictions set out in this Agreement.

(i) Catch up Amount Account. The Company shall retain an amount equal to the aggregate Catch up Amount to which each Executive Securityholder is entitled pursuant to this Section 2 until such time as the Catch up Amount in respect of such Executive Securityholder’s Incentive Securities becomes payable in accordance with Section 2(h). Upon the Executive’s Termination Date or the Investment Termination Date, the portion of the Catch up Amount attributable to Unvested Securities shall be forfeited by the Executive Securityholders and retained by the Company. The Catch up Amount for all Executive Securityholders shall be retained in the same account.

3. Representations and Warranties. In connection with the subscription and issuance of Executive Securities (including those subscribed for pursuant to the Original Agreement), the Executive represents and warrants to the Company and the Bain Investors with respect to himself that:

(a) In connection with the subscription and issuance of any Executive Securities hereunder, this Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.

(b) The Executive’s name and identity as represented herein are true and accurate and the subscription by the Executive of the Executive Securities and the execution, delivery and performance of this Agreement have been made freely and with the intent to enter into this Agreement by the Executive.

(c) The Executive is purchasing Executive Securities issued to him for such Executive’s own account or for that of a Permitted Transferee identified herein (and not on behalf of any other persons) with the present intention of holding such Securities for the purposes of investment and not with a view to, or intention of, distribution thereof in violation of any applicable securities laws and the Executive Securities shall not be disposed of in contravention of any applicable securities laws, and the Executive understands and acknowledges that, if applicable, United States federal and state securities laws shall govern and restrict his/her or its right to offer, sell or otherwise dispose of any Executive Securities unless such offer, sale or disposal is registered and qualified under the Securities Act and applicable United States state securities laws, and the Executive agrees that he/she shall not offer, sell or otherwise dispose of any Executive Securities in contravention of any applicable securities laws or in any manner which would require the Company to file any registration statement with the United States Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or to cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other United States state or federal law.

(d) The Executive is (i) a resident of the jurisdiction set forth next to the Executive’s name on the signature page hereto, (ii) to the extent the Executive is a US resident, purchasing the Executive Securities in “compensatory circumstances” within the meaning of Rule 701 of the Securities Act or an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, (iii) sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Executive Securities, (iv) able to bear the risk of his investment in the Executive Securities for an indefinite period of time, and (v) aware that the transfer of the Executive Securities may not be possible because (A) such transfer is subject to contractual restrictions on transfer set forth in this Agreement, and (B) the Executive Securities have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available.

(e) The Executive (A) has not been convicted of any criminal offences (except road traffic offences not punishable by custodial sentence) and (B) has not been notified of any insolvency or criminal proceedings filed, pending or threatened against him/her.

(f) Neither the Executive, nor, to his knowledge, any of his/her direct relatives (parents, grandparents, spouse, siblings, children), as the case may be (each, a “Relative”) is a party to a contract with the Sellers or any person affiliated to any Seller, or has personal interests in connection with such contract.

(g) Except for the existing employment, business manager or consultancy agreements (including all amendments and supplements thereto), as applicable between the Executive and the Company or any of its direct or indirect Subsidiaries, there are no agreements between the Executive or, to his knowledge, a Relative or Related Person, as the case may be, on the one side and the Company or any of its direct or indirect Subsidiaries on the other side. Neither the Company nor any of its direct or indirect Subsidiaries has granted any security for the benefit of the Executive or a Relative or Related Person, as the case may be. There are no relationships between the Company or any of its direct or indirect Subsidiaries and a third party, in which any of the aforementioned Persons (to the Executive’s knowledge, in the case of Relatives and Related Persons) has personal interests beyond those in the ordinary course of business.

(h) The Executive is not currently engaged in, and does not currently intend to pursue, any business activities, other than the Business.

(i) Except as disclosed in writing to the Bain Investors prior to the date hereof, no agreement or other circumstance exists on the basis of which the Executive, to his knowledge, or a Relative or Related Person could claim or receive a payment or any other benefit in connection with the execution of this Agreement or the consummation of the acquisition that is the subject of the Acquisition Agreement.

(j) Neither the Executive nor, to his knowledge, any Relative or Related Person, as the case may be, is engaged in a business which conflicts with the Business, in particular:

(i) none of the aforementioned Persons are directly or indirectly active on behalf of a competing business enterprise not constituting the Business, nor do they have a capital interest in a competing enterprise, or in customers or suppliers that constitutes a material portion of such Persons’ current wealth, or reasonably foreseeable future wealth, such that a current conflict may exist; and

(ii) no agreement exists which would prevent the Executive from fulfilling his/her obligations under his/her employment or consultancy or business manager agreement with the Company or any of its direct or indirect subsidiaries.

4. Restrictions on Transfer of Executive Securities.

(a) General Restrictions on Transfer of Executive Securities. No Executive Securityholder shall sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in such holder’s Executive Securities (a “Transfer”) without the prior written consent of the Commandité, except pursuant to (i) Section 4(c), (ii) Section 5 (Tag Along Rights), (iii) Section 6 (Drag Along Right); (iv) Section 8 (Right to Purchase the Executive Securities); or (v) the Registration Rights Agreement in respect of such Executive Securityholder Vested Securities, provided that in all circumstances described in (i) to (v) any the shareholder’s guidelines adopted by the Board and in force (as amended) from time to time are complied with on and after the Transfer.

(b) Indirect Transfer Restriction. No Executive Securityholder will, without the prior written consent of the Commandité: (i) in the case of any Executive Securityholder that is (x) a Permitted Transferee of the Executive, and (y) not a natural Person, permit the issuance of additional interests in itself or any of its Affiliates; and (ii) make any transfer of any indirect interest in any Executive Securities which, if made by the direct holder of such Executive Securities, would not be permitted by the terms of this Agreement.

(c) Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, the restrictions on Transfer set forth in this Section 4 shall not apply with respect to any Transfer of Executive Securities by a holder of Executive Securities to Permitted Transferees after delivering written notice of such Permitted Transfer to the Commandité. For the purposes of this Agreement, “Permitted Transferees” shall mean holders of Executive Securities by way of a Transfer (i) pursuant to applicable laws of descent and distribution or (ii) among the Executive’s Family Members; provided that, the restrictions contained in this Section 4(c) will continue to be applicable to the Executive Securities after any such Transfer and any Executive Securities Transferred pursuant to this Section 4 shall be returned to the transferor promptly upon the transferee ceasing to be Family Member of the Executive Securityholder. The Company

hereby undertakes to give effect to any Transfer of Executive Securities which is expressly permitted by, and transferred in accordance with, this Agreement.

(d) Transfer Procedures. Prior to transferring any Executive Securities (other than pursuant to Section 5 (Tag Along Rights), Section 6 (Drag Along Right), Section 8 (Right to Purchase the Executive Securities) or a Public Sale) to any Person (including, for the avoidance of doubt, a Permitted Transferee), the transferring Executive Securityholder shall cause the prospective transferee to be bound by this Agreement by executing and delivering to the Company a Deed of Adherence (in accordance with Section 4(f) below) and a Power of Attorney; provided that, such prospective transferee may not be required to make the representations and warranties set forth in Section 3 of this Agreement.

(e) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Executive Securities in violation of any provision of this Agreement shall be void and of no effect, and the Company shall not give effect to such Transfer nor record such Transfer on its books or treat any purported transferee of such Executive Securities as the owner of such Executive Securities for any purpose.

(f) Execution of Deed of Adherence. In the event that any Person who is not a holder of Executive Securities on the date hereof and subsequently becomes a holder of Executive Securities through a Transfer in accordance with the terms of this Agreement, such Person shall execute and deliver a Deed of Adherence to the Company prior to such Transfer or issuance. Any Person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions of this Agreement as if such Person was an original party hereto in the capacity designed in the Deed of Adherence and this Agreement shall be interpreted accordingly. Nothing in this provision shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged or entitle any party to receive again any benefit already enjoyed. The Company undertakes that no Person shall be registered as a holder of Securities unless such Person has executed and delivered to the Company, on its own behalf and on behalf of all the other parties to this Agreement, a Deed of Adherence agreeing to be bound by this Agreement.

(g) Termination of Restrictions. Except as otherwise provided in Section 4(a) above and only for so long as such restrictions may continue to apply in accordance with applicable law, the restrictions set forth in this Section 4 shall continue with respect to each Executive Security until the later of (i) the Exit Date and (ii) the date such Executive Security is listed for trading on a public securities exchange, subject to rights and obligations under the Registration Rights Agreement.

5. Tag Along Rights.

(a) Delivery of Investor Sale Notice. At least thirty (30) days prior to any Transfer or series of related Transfers of Bain Securities to a third party which results in the aggregate number of Securities held by the Bain Investors as at the date hereof being reduced by more than 20% (other than pursuant to (i) a Public Sale, (ii) any Transfer pursuant to the Registration Rights Agreement, or (iii) any Transfer to employees, consultants or advisors (or any entity formed for the benefit of any of the foregoing), under a management incentive plan, each Bain Investor making such Transfer or series of Transfers (the “Transferring Securityholder”) shall deliver a written notice (the “Bain Investor Sale Notice”) to the holders of Executive Securities, specifying in reasonable detail the identity of the prospective transferee(s), the number and types of securities to be transferred, the price and the other terms and conditions of the Transfer, including copies of any definitive agreements.

(b) Election to Participate. Any holder of Executive Securities may elect to participate (a “Participating Securityholder”) in the contemplated Transfer only with respect to his Vested Securities (“Vested Securities”) by, in each case, delivering written notice to the Transferring Securityholder within fifteen (15) days after delivery of the Bain Investor Sale Notice in accordance with Section 19. If any holders of Vested Securities have elected to participate in such Transfer, the Transferring Securityholder and such Participating Securityholders shall be entitled to sell in the contemplated Transfer as set out below.

(c) Pro Rata Participation. If any Executive Securityholder elects to participate in the contemplated Transfer, the Transferring Securityholder and each Participating Securityholder shall be entitled and under an obligation to sell in the contemplated Transfer such number of Bain Securities and Vested Securities, respectively, as is equal to the product of: (i) the quotient determined by dividing the number of Bain Securities or Vested Securities (as applicable) held by such transferring Person by the aggregate number of Securities then issued and outstanding (but excluding all Unvested Securities); and (ii) the total number of Securities to be sold in the contemplated Transfer. The foregoing calculation shall be applied separately with respect to each type of Security. Each Participating Securityholder shall be required, to the extent possible, to transfer all of such Participating Securityholder’s Vested Securities of the same type and in the same proportion as the Bain Securities proposed to be transferred by the Transferring Securityholder pursuant to the Bain Investor Sale Notice. Notwithstanding the foregoing, an Executive may elect to participate in such Transfer with respect to the Executive’s Co-Invest Securities, alone or with respect to the Co-Invest Security and the Incentive Securities that are Vested Securities.

(d) Consideration. The consideration per Security for any Transfer by each Participating Securityholder pursuant to this Section 5 shall be equal to the proceeds that the Participating Securityholder would have been entitled to receive in relation his Securities if the aggregate net proceeds received in the Transfer to which this Section 5 applied were to be paid as a liquidating distribution of the Company in accordance with the terms of this Agreement and the Articles.

(e) Prospective Transferees. No Transferring Securityholder shall Transfer any of its Bain Securities to any prospective transferee described in Section 5(a) unless: (i) simultaneously with such Transfer, each such prospective transferee purchases from the Participating Securityholders the Vested Securities which the Participating Securityholders are entitled to sell to the prospective transferee pursuant to Sections 5(b) to 5(d) (inclusive) above on terms and conditions no less favourable than those applying to the Transferring Securityholders; or (ii) if such prospective transferee declines to allow the participation of the Participating Securityholders, simultaneously with such transfer, the Transferring Securityholder purchases (on terms and conditions no less favourable that those on which its own Securities are sold to the transferee) the number of Vested Securities from the Participating Securityholder which such Participating Securityholder would have been entitled to sell pursuant to Sections 5(b) to 5(d) (inclusive). If the prospective transferee fails to purchase Vested Securities from any Participating Securityholder as to which such Participating Securityholder has exercised its rights under this Section 5 and the Transferring Securityholder fails to purchase such Vested Securities from the Participating Securityholder, the Transferring Securityholder shall not be permitted to make the proposed Transfer and any such attempted Transfer shall be subject to the penalty provisions of Section 4(e).

(f) Actions. Each holder of Executive Securities transferring Securities pursuant to this Section 5 or Section 6 below shall:

(i) in such Person’s capacity as a Securityholder, be obligated (a) to provide reasonable representations and warranties, customary for Transfers of this kind, with respect to title to and ownership of such Person’s Executive Securities and such Person’s capacity to enter into and be bound by the Transfer agreement, (b) to provide the representations and warranties, if any, to be provided by the Transferring Securityholder with respect to the Company and its Subsidiaries and their business, (c) join on a pro rata basis (based on the amount of proceeds to be received) in any indemnification or other obligation that the Transferring Securityholder agrees to provide with respect to such representations and warranties and (d) take all other customary, necessary or desirable actions as reasonably requested by the Transferring Securityholder in connection with the Transfer; and

(ii) if such holder of Executive Securities shall be an Executive on the date of Transfer, in such Person’s capacity as an Executive provide such representations and warranties, in addition to any representations and warranties provided by the Transferring Securityholder, as may be requested by the transferees; provided that, such representations and warranties are (x) reasonable and customary, (y) consistent with current market practice at the time of the Transfer for transactions of that kind and (z) shall, at a minimum, include the representations and warranties provided in Section 3 above.

(g) Costs. All costs incurred by an Executive Securityholder in connection with a Transfer of his Executive Securities pursuant to this Section 5 which are not costs incurred for the benefit of all of the holders of the Securities being sold pursuant to such Transfer shall be borne solely by such Executive Securityholder. In addition, such Executive Securityholder will bear (out of the proceeds of the Transfer of his Executive Securities) his pro rata share (based on the amount of consideration received by him/it pursuant to this Section 5) of the costs of sale of such Executive Securityholder’s Executive Securities to the extent that such costs are incurred for the benefit of all of the holders of the Securities being sold pursuant to such Transfer.

(h) Termination. The rights granted pursuant to this Section 5 shall terminate upon the termination of the restrictions on Transfer, as set forth in Section 4(g).

6. Drag Along Right.

(a) Approved Sale. If at any time the Bain Investors or the Board decide to effect a Sale of the Company (an “Approved Sale”), the Bain Investors or the Board may deliver a written notice (an “Approved Sale Notice”) with respect to such proposed Approved Sale at least 10 Business Days prior to the anticipated closing date of such Approved Sale to each Executive Securityholder with the material details of the transaction. In connection with an Approved Sale, each Executive Securityholder shall (i) raise no objections against, such sale or the process pursuant to which such sale was arranged; (ii) waive any dissenter’s rights, appraisal rights or similar rights to such sale, if such sale is structured as a merger or consolidation; (iii) vote for and consent to any such Approved Sale; and (iv) upon request from the Board or the Bain Investors, transfer a proportionate number of such Executive’s Executive Securities or rights to acquire Securities on the terms and conditions approved by the Board for all Securities that are the subject of the Approved Sale. Each Executive Securityholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Bain Investors and the Board. If the Bain Investors do not exercise their rights under this Section 6, any Transfer will be subject to Section 5 (Tag Along Rights).

(b) Distributions upon an Approved Sale. In the event of an Approved Sale, each Executive Securityholder who has been sent an Approved Sale Notice shall receive in exchange for each Vested Security transferred, the price per Vested Security that the Executive would have been entitled to receive in relation his Vested Securities if the aggregate net proceeds received in the Transfer to which this Section 6 applied were to be paid as a liquidating distribution of the Company in accordance with the terms of this Agreement and the Articles. To the extent any Vested Incentive Securities of the Executive Securityholder have been transferred as a result of the Executive Securityholder having received an Approved Sale Notice (the “Dragged Vested Incentive Securities”), the Executive Securityholder will be entitled to receive on any subsequent sale of Bain Securities any amounts that he would have received had (i) he been holding his Dragged Vested Incentive Securities at the time of any such subsequent sale and (ii) the aggregate net proceeds received in the subsequent sales been paid as a liquidating distribution of the Company in accordance with the terms of this Agreement and the Articles. Notwithstanding anything to the contrary contained in this Section 6, any proceeds received in respect of unvested Incentive Securities pursuant to this Section 6 shall be placed by the Company Group in a reserve account. Upon any Incentive Securities becoming Vested Securities, the Company Group shall pay to each applicable Executive Securityholder the proceeds in respect of his Incentive Securities that are then Vested Securities (if any). Any proceeds held in respect of unvested Incentive Securities shall be forfeited by the Executive Securityholder and paid to the Company Group on the earlier of the Executive’s Termination Date and the Investment Termination Date.

(c) Costs. Each Executive Securityholder who sells Executive Securities pursuant to this Section 6 will bear (out of the proceeds of sale of his Executive Securities) his pro rata share (based on the amount of consideration received by such Executive Securityholder pursuant to such Approved Sale) of the costs of sale of such Executive Securities to the extent that such costs are incurred for the benefit of all of the holders of the Securities being sold pursuant to such Approved Sale.

(d) All Executives Securityholders who sell Executive Securities pursuant to this Section 6 shall provide the same indemnities, representations and warranties and shall take all actions required under Section 5(f).

(e) Termination. The provisions of this Section 6 shall terminate upon the termination of the restrictions on Transfer set forth in Section 4(a).

7. Public Offering.

(a) By the Company. If at any time the Board approves a Public Offering, each holder of Executive Securities (in his/her capacity as a Securityholder) shall vote for and consent to (to the extent it has any voting or consent right) and raise no objections against such Public Offering and each holder of Executive Securities shall take all reasonable actions in connection with the consummation of such Public Offering as requested by the Board and consistent with current market practice at the time of such Public Offering (including, without limitation, those actions described in Section 7(c) below but excluding, for the avoidance of doubt, any obligation for any Executive Securityholder to execute an employment agreement or give any restrictive covenant undertakings with a greater length or scope than the Executive Securityholder is otherwise subject to).

(b) Reorganization. In connection with any Public Offering subject to this Section 7, each holder of Executive Securities shall agree to effectuate such Public Offering as follows:

(i) If the public company vehicle (“Newco”) is to be a Luxembourg entity, the Company shall be converted into a société anonyme (public company with limited liability or S.A.) under the laws of the Grand Duchy of Luxembourg, and the shares held by the holders will be reclassified as described below into the securities of Newco to be offered in such Public Offering (the “Newco Common”); or

(ii) If the Board and the managing underwriters agree that it will be more beneficial to either the Bain Investors or the Public Offering to effect the Public Offering using a Newco or a Subsidiary organized under the laws of a jurisdiction other than Luxembourg, the Company shall form or, if applicable, reorganize or recapitalize such entity, and the holders of Executive Securities shall, if requested by the Board, contribute all of their Securities to such Newco or Subsidiary in exchange for common stock in Newco or the relevant Subsidiary.

The Newco Common issued to the holders of Executive Securities shall be allocated among such holders so that, immediately after such exchange, each such holder of Executive Securities holds Newco Common having an aggregate value (based on the Public Offering price to the public) equal to the amount which such holder of the Executive Securities would have received if, immediately prior to such exchange, the Company had distributed to the Securityholders an aggregate amount equal to the Implicit Pre-IPO Value of the Newco Common in a complete liquidation immediately prior to such exchange. Shares of Newco Common shall be allocated among such holders as determined by the rights and preferences set out in the Articles of Association.

(c) Cooperation. Subject to the terms and conditions of this Section 7, the Company and each holder of Executive Securities in such Person’s capacity as such, agrees that it shall assist and cooperate with the other holders of Securities and the Board in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, any Public Offering and shall otherwise act in a manner conducive to maximizing the aggregate offering proceeds. Each holder of Executive Securities agrees that if he/she is an Executive on the date of the Public Offering, such Person shall, in his/her capacity as an Executive, provide such representations and warranties as may be reasonably requested by the underwriters, in addition to any representations and warranties provided by him/her in such Person’s capacity as a Securityholder; provided that such representations and warranties shall be (x) reasonable and customary and (y) consistent with current market practice at the time of the Public Offering. Subject to the terms and conditions of this Section 7, Newco, the Company and its Subsidiaries and each holder of Executive Securities agrees that it shall not take any actions inconsistent with the procedures set out in this Section 7 or that would otherwise undermine the process for a Public Offering undertaken in accordance with this Section 7. The parties agree that they may carry out or change the form of the reorganization contemplated in Section 7(b) so as to maximize the aggregate tax efficiencies associated with such reorganization, taking into account the tax position of all the Securityholders; provided that, notwithstanding the foregoing and for the avoidance of doubt, any such reorganization may negatively affect the tax position of individual Securityholders. Furthermore, the parties agree that, in the event that any prospective Public Offering is not consummated, and the Board shall so elect, they will assist and cooperate with the other holders of Securities and the Board in doing all things necessary to reverse as expeditiously as reasonably practicable any reorganization of the Company and its Subsidiaries and, to the extent reasonably practicable, to return the Company and Subsidiaries to their corporate forms and capitalization prior to any reorganization or recapitalization.

(d) Waiver. Without limiting the generality of the foregoing, each holder of Executive Securities hereby waives any dissenter’s rights, appraisal rights or similar rights in connection with any recapitalization, reorganization and/or exchange pursuant to this Section 7.

(e) Registration Rights. In the event that the Bain Investors become entitled to any registration rights in connection with any Public Sale, the Executive Securityholders shall, solely with respect to their Vested Securities and only to the extent consistent with applicable law, have the right to participate in such Public Sale on a pro rata basis with the Bain Investors participating therein (the Executive “Participating Percentage”), subject to reasonable cutbacks determined by the managing underwriters and the Registration Rights Agreement, provided that, to the extent an Executive Securityholder did not have enough Vested Securities to be able to sell his full Participating Percentage at the time of the original sale, such Executive shall (subject to reasonable cutbacks determined by the managing underwriter) be entitled to participate on the next secondary offering also with such number of Vested Securities equal to the difference between the Executive’s Participating Percentage and the number of Vested Securities sold by such Executive in the original sale (including any Vested Shares that were cutback from the original sale as determined by the managing underwriters). Each Executive Securityholder who elects to participate in a Public Sale pursuant to this Section 7(e) shall enter into a Registration Rights Agreement.

8. Right to Purchase the Executive Securities

(a) Call Option - Non-Achievement of Performance Threshold. In the event that the Performance Vesting Incentive Securities and/or the Performance Vesting G Shares do not become Vested Securities as a result of the Performance Threshold or the G Shares Performance Threshold not being achieved by the Investment Termination Date, such Performance Vesting Incentive Securities and/or Performance Vesting G Shares may be purchased by the Company or the Bain Investors or such other Person as the Bain Investors may identify, at the lower of Fair Market Value and their Original Cost in accordance with the procedure set forth in Section 8(b)(iv).

(b) Call Option. In the event of an Executive ceases to be employed by the Company or any of its Subsidiaries, the Executive Securities then held by the Executive (or his Permitted Transferees, as applicable) may be purchased by the Company or the Bain Investors or such other Person as the Bain Investors may identify, in accordance with the procedure set forth in Section 8(b)(iv) (the “Call Option”).

(i) Co-Invest Securities. Subject to the provisions governing a Covenant Breach, at any time within the six month period following the Executive’s Termination Date, the Company or the Bain Investors, as applicable, may purchase for cash (or cash equivalents) all or any portion of the Co-Invest Securities at Fair Market Value.

(ii) Good Leaver. If the Executive’s Termination is the result of (A) the Executive’s Termination by the Company and its Subsidiaries without Cause, (B) the Executive’s death or Disability, (C) the Executive’s Termination for Good Reason or (D) the Executive’s Termination without Good Reason after the third anniversary of the Closing, the Company or the Bain Investors, as applicable, may purchase all or any portion of the Incentive Securities which are Vested Securities at Fair Market Value and the portion of the Incentive Securities which are Unvested Securities at the lower of their Fair Market Value and their Original Cost in accordance with the procedures set forth in Section 8(iv).

(iii) Bad Leaver. If (i) the Executive’s Termination is the result of the Executive’s Termination by the Company or one of its Subsidiaries for Cause or the Executive’s Termination without Good Reason on or prior to the third anniversary of the Closing, or (ii) the Executive materially breaches any of the covenants included in Exhibit E and does not cure such breach within 15 days of written notice from the Company or the Company becomes aware of the Executive’s Executive wilful breach of any of the covenants included in Exhibit E (a “Covenant Breach”) then on or after the Executive’s Termination Date in the case of clause (i) or on or after the Covenant Breach in the case of clause (ii), the Company or the Bain Investors, as applicable, may purchase all of the Incentive Securities (including both Vested Securities and Unvested Securities) at the lower of Fair Market Value and their Original Cost in accordance with the procedures set forth below and, for the avoidance of doubt, the portion (if any) of the balance of the special reserve account attributable to the Executive’s vested Incentive

Securities (and any vested Incentive Securities of any Permitted Transferee thereof) shall be forfeited and paid to the Company.

(iv) Call Option Exercise Procedures. At the Board’s discretion the Company or the Bain Investors or such other Person as the Bain Investors may identify, as applicable, may purchase and, except as otherwise provided below, the Executive and the Executive’s Permitted Transferees shall sell all or any portion of the Executive Securities held by the Executive and his Permitted Transferees, upon delivery, by the Company or the Bain Investors, as applicable, of a written notice (the “Call Option Exercise Notice”) to the holder or holders of the Executive Securities (i) during the 180-day period following the Executive’s Termination Date, (ii) in the case of unvested Performance Vesting Incentive Securities, within 180 days of the Investment Termination Date or (iii) within 180 days of a Covenant Breach (the “Call Option Exercise Period”). The Company may at any time during the Call Option Exercise Period assign its right to exercise the Call Option to the Bain Investors. The Call Option Exercise Notice will set forth the amount of such Executive Securities to be acquired, the aggregate consideration to be paid for such Executive Securities, the Board’s determination of Fair Market Value in accordance with Section 9(a) (if any Executive Securities are to be purchased for a price equal to Fair Market Value) and the time and place for the anticipated closing of the transaction. If any of the Executive Securities is held by Permitted Transferees, the Company or the Bain Investors, as applicable, shall purchase the Executive Securities from such holder(s) pro rata according to the number of Executive Securities held by such holder(s) at the time of delivery of such Call Option Exercise Notice (determined as nearly as practicable to the nearest Ordinary Share).

(v) Assignment Rights. If the Company or the Bain Investors (or their assignees) shall have elected to exercise its Call Option to purchase Executive Securities, then at any time prior to the closing of such transaction, the Company or the Bain Investors (or their assignees) may resell such of the Executive Securities as have been purchased to any employee of the Company or its subsidiaries in such amount(s) as the Board shall determine in its full discretion and the relevant employee shall have agreed to purchase. Such offer shall be effective with respect to all or any portion of the Call Option.

(vi) Closing. The closing of the transactions contemplated by Section 8(b) will take place on the date designated by the Company or the Bain Investors and in any event no later than the end of the applicable Call Option Exercise Period. The Bain Investors and/or the Company, as the case may be, will pay for the Executive Securities to be purchased pursuant to the Call Option by (i) wire transfer of immediately available funds to the holder of such Executive Securities, in the aggregate amount equal to the purchase price for such Executive Securities, (ii) in the case of an Executive Securityholder’s Incentive Securities only, issuing a subordinated promissory note payable at Exit in the aggregate amount equal to the purchase price of such Executive Securities or (iii) offsetting, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, any then existing documented bona fide monetary debts owed by such Executive to the Company or its subsidiaries. The Bain Investors and/or the Company, as the case may be, shall receive from each seller regarding the sale of the Executive Securities to the relevant purchaser, representations and warranties that such seller has good and marketable title to the Executive Securities to be transferred, free and clear of all liens, claims and other encumbrances and that such seller can validly enter into and be bound by the agreement of sale together with such other representations and warranties as may be reasonable and customary at the time of sale. If the Company purchases any Executive Securities subject to the Call Option, the Executive Securities so acquired shall be redeemed in accordance with the provisions of Article 49-8 of the law of 10 August 1915 on commercial companies, as amended.

(vii) Termination of Repurchase Right. The Call Option, and the associated rights of the Calling Person to purchase Executive Securities pursuant to Section 8(b) shall terminate upon the date specified in Section 4(g).

9. Fair Market Value.

(a) The Fair Market Value of Executive Securities subject to the Call Right shall be determined by the Board in its good faith discretion and, to the extent any Executive Securities are to be purchased for a price equal to Fair Market Value, included in the Call Option Exercise Notice.

(b) Fair Market Value shall be determined as at the Executive’s Termination Date.

10. Restricted Securities Legend. The Executive Securities have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. Any certificate evidencing Executive Securities and any certificate issued in exchange for or upon the Transfer of any Executive Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE UNITED STATES OR ANY OF ITS TERRITORIES OR POSSESSIONS OR AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON WHO IS A NATIONAL, CITIZEN OR RESIDENT THEREOF OR PERSON NORMALLY RESIDENT THEREIN OR TO ANY PERSON PURCHASING FOR RESALE TO ANY SUCH PERSON IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE EXECUTIVE SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENTS, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN SECURITYHOLDERS OF THE COMPANY AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE

DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. COPIES OF THE EXECUTIVE SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENTS ARE ON FILE AT THE REGISTERED OFFICE OF THE COMPANY. THE SECURITIES MAY NOT BE PUBLICLY OFFERED PURSUANT TO THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG.”

The Company shall imprint such legend on certificates evidencing Executive Securities. The legend set forth above shall be removed from the certificates evidencing any Securities of the Company which cease to be Executive Securities in accordance with the definition thereof.

11. 83(b) Election. The Executive will make an election pursuant to Section 83(b) of the U.S. Internal Revenue Code in respect of the Incentive Securities within 30 days following the issuance thereof to the Executive. The Incentive Securities are intended to constitute, and shall be treated for all purposes, as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 and any other official guidance promulgated thereafter.

12. Amendment and Waiver. Subject to Section 13, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company, holders of a majority of the Executive Securities and holders of a majority of the Bain Securities, provided that no amendment of this Agreement shall be made which materially adversely affects the interests of any Executive Securityholder without such Executive Securityholder’s written consent. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The provisions of this Section 12 shall remain unaffected by any amendment, modification or waiver of this Agreement.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Restrictive Covenants. As consideration for the opportunity to subscribe for, and purchase, the Executive Securities, the Executive agrees that he shall comply with, and be bound by, the terms and conditions of Exhibit E hereto.

15. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the documents referred to herein embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Commandité and their respective permitted successors and assigns, the holders of Executive Securities and the respective permitted successors and assigns of each of them, so long as they hold Executive Securities, and the holders of Bain Securities and the respective permitted successors and assigns of each of them, so long as they hold Bain Securities.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

18. Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, the Commandité, any holder of Executive Securities and any holder of Bain Securities may in its, his/her sole discretion apply for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

19. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been received (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, or (c) two Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company, the Bain Investors or any Executive, as applicable, at the address indicated below or to any other holder of Executive Securities subject to this Agreement, at such address, as indicated by the Company’s records, or, in each case, at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

If to the Company or the Commandité:

Bain Capital Partners, LLC
590 Madison Avenue, 42nd Floor
New York, NY 10022
Facsimile:	(212) 421-2225
Attention:	Stephen M. Zide

With a copy (which shall not constitute notice hereunder) to:

Address:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
United States
Telephone:	+1 212-446-4800
Facsimile:	+1 212-446-4900
Attention:	Eunu Chun

If to the Bain Investors:

Bain Capital Partners, LLC
590 Madison Avenue, 42nd Floor
New York, NY 10022
Facsimile:	(212) 421-2225
Attention:	Stephen M. Zide

With a copy (which shall not constitute notice hereunder) to:

Address:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
United States
Telephone:	+1 212-446-4800
Facsimile:	+1 212-446-4900
Attention:	Eunu Chun

If to the Executive:

Address:

If to an Executive Securityholder other than the Executive:

At the address provided to the Company by the Executive Securityholder.

20. Confidentiality. Each Executive Securityholder undertakes to the Company and the Bain Investors that, for as long as he/she is the holder of Executive Securities, he/she shall not, and shall use his/her commercially reasonable efforts to procure that his/her Permitted Transferees and Affiliates shall not, disclose to any person, firm or corporation (other than his/her advisors, Family Members and, with regard only to any information relating to employment restrictive covenants, any potential future employer) the existence or contents of this Agreement and/or any related discussions or documentation dealing with the equity investment of the Executive Securityholder in the Company, unless required to do so by law or by the regulations of any relevant stock exchange or following the prior written consent of the Company or the Bain Investors (as the case may be).

21. Dispute Resolution. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of Deleware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 19 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of Delaware. Each party shall be responsible for its own legal fess incurred in connection with any dispute hereunder.

22. Joinder. The Executive Securityholder, upon the request of the Board, will execute and deliver either a counterpart or a joinder to any applicable securityholders agreement and/or any other agreements governing the terms of the equity interests in the Company; provided that no such agreement may provide the Executive Securityholder with less favorable rights in any manner than those described in this Agreement, or impose significant restrictions in addition to those described in this Agreement on the Executive Securityholder ‘s right to acquire, hold and dispose of the equity interests represented by the Executive Securities.

23. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware. The courts of the State of Delaware have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its formation (including non-contractual disputes or claims).

24. Supremacy. In the event of any conflict between this Agreement and the Articles of Association or any business manager agreement entered into between the Executive and the Company or any of its Subsidiaries, the provisions of this Agreement shall prevail and the parties shall procure that the Articles of Association or business manager agreement (as the case may be) shall be amended to such extent as may be necessary in order to remove such conflict and subject to applicable law.

25. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

26. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

27. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. As the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*    *    *    *    *

IN WITNESS WHEREOF, this Executive Subscription and Securityholder’s Agreement has been executed as of the date first written above.

BAIN CAPITAL EVEREST MANAGER HOLDING SCA by its General Partner, BAIN CAPITAL EVEREST MANAGER S.À R.L.

By:
Ailbhe Jennings
Manager

By:
Michel Plantevin
Manager

BAIN CAPITAL EVEREST MANAGER S.À R.L.

By:
Ailbhe Jennings
Manager

By:
Michel Plantevin
Manager

[Signature Page to the Executive Subscription and Securityholder’s Agreement]

IN WITNESS WHEREOF, this Executive Subscription and Securityholder’s Agreement has been executed as of the date first written above.

Bain Capital Fund X, L.P. Represented by Bain Capital Partners X, L.P., acting as General partner Itself represented by Bain Capital Investors, LLC, acting as general partner

Name:
Title:

Bain Capital Europe Fund III, L.P. Represented by Bain Capital Partners Europe III, L.P. Itself represented by Bain Capital Investors, LLC

Name:
Title:

BCIP Associates IV, L.P. Represented by Bain Capital Investors, LLC, acting as general partner

Name:
Title:

[Signature Page to the Executive Subscription and Securityholder’s Agreement]

BCIP Trust Associates IV-B, L.P. Represented by Bain Capital Investors, LLC, acting as general partner

Name:
Title:

BCIP Trust Associates IV, L.P. Represented by Bain Capital Investors, LLC, acting as general partner

Name:
Title:

BCIP Associates IV-B, L.P. Represented by Bain Capital Investors, LLC, acting as general partner

Name:
Title:

[Signature Page to the Executive Subscription and Securityholder’s Agreement]

IN WITNESS WHEREOF, this Executive Subscription and Securityholder’s Agreement has been executed as of the date first written above.

EXECUTIVE

Name:
Title:

SCHEDULE OF BAIN INVESTORS

TOTAL CO-INVEST SHARES PER EACH A-F CLASS

Investor	Common Equity	Total Investment in US$
BCIP ASSOCIATES IV , L.P.	2,254.00	2,254,000.00
BCIP TRUST ASSOCIATES IV , L.P.	834.00	834,000.00
BCIP ASSOCIATES IV-B , L.P.	484.00	484,000.00
BCIP TRUST ASSOCIATES IV-B , L.P.	105.00	105,000.00
BAIN CAPITAL FUND X, LP	319,851.00	319,851,000.00
BAIN CAPITAL EUROPE FUND III, LP	320,222.00	320,222,000.00
DOW	48,750.00	48,750,000.00

EXHIBIT A

ARTICLES OF ASSOCIATION

EXHIBIT B

(1) Description of Security	(2) Number Subscribed	(3) USD Price (in aggregate)	(4) USD Price per Share
Class A Ordinary Shares			166.67
Class B Ordinary Shares			166.67
Class C Ordinary Shares			166.67
Class D Ordinary Shares			166.67
Class E Ordinary Shares			166.67
Class F Ordinary Shares			166.67
Class G Ordinary Shares			0.01
Class H Ordinary Shares			0.01
Class I Ordinary Shares			0.01
Class J Ordinary Shares			0.01
Class K Ordinary Shares			0.01
Class L Ordinary Shares			0.01

EXHIBIT C

DEED OF ADHERENCE

THIS DEED is made the day of [            ] 20[    ] by [        ] of [        ].

WHEREAS:

(A)	On [the date of issue or transfer of Securities] [ ] of [ ] (the “New Securityholder”) [acquired/was issued] from [ ] (the “Transferor” / “Company”): (i) Class A Ordinary Shares (ii) Class B Ordinary Shares, Class C Ordinary Shares, Class D Ordinary Shares, Class E Ordinary Shares, Class F Ordinary Shares, Class G Ordinary Shares, Class H Ordinary Shares, Class I Ordinary Shares, Class J Ordinary Shares, Class K Ordinary Shares, Class L Ordinary Shares, all of USD 0.01 each(collectively, the “Securities” in the capital of [ ]. (the “Company”) at an aggregate purchase/subscription price of [ ].

(B)	This agreement is entered into in compliance with the terms of Section 4(f) of an executive subscription and securityholder agreement dated 2010 made between the Company, the Executive (as defined therein) and the Bain Investors (as defined therein) (which agreement is herein referred to as the “Agreement”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	The New Securityholder hereby agrees to be bound by the Agreement in all respects as if the New Securityholder were an original party to the Agreement and to perform:

(a)	All the obligations of an Executive in that capacity thereunder; and

(b)	All the obligations expressed to be imposed on such a party to the Agreement;

in both cases, to be performed on or after the date hereof.

2.	The transfer of the Securities to the New Securityholder was made pursuant to Article [ ] of the Articles. The New Securityholder hereby undertakes and covenants to forthwith re-transfer the Securities back to the Transferor if the grounds upon which such transfer was permitted cease to exist.

3.	This Agreement is made for the benefit of:

(a)	the original and current parties to the Agreement; and

(b)	any other person or persons who may after the date of the Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Agreement and be permitted to do so by the terms thereof:

and this Deed shall be irrevocable without the consent of the Company for so long as the New Securityholder holds any Securities in the capital of the Company.

4.	Words and expressions defined in the Agreement shall bear the same meanings herein (unless the context otherwise requires).

5.	This Agreement shall be governed by and shall be construed in accordance with the laws of the Grand Duchy of Delaware. The competent courts of Delaware shall have exclusive jurisdiction in respect of any matter of dispute arising hereunder.

IN WITNESS WHEREOF this Deed of Adherence is executed as a deed on the date and year first above written.

[        ]

in the presence of:

Witness

Name

EXHIBIT D

FORM OF POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on [        ] [        ] 20[    ] by [        ] a [company incorporated under the laws of [        ]] whose [registered] office is at [        ] (the Principal).

WHEREAS

The Principal has entered into an Executive Subscription and Securityholder’s Agreement dated [-] June 2010 (the Agreement) which provides, inter alia, for the execution by each Executive of a power of attorney in the form of this Power of Attorney.

NOW THIS POWER OF ATTORNEY WITNESSES as follows:

1. The Principal hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under the Agreement) appoints the Company as its attorney to execute and carry out in its name or otherwise and on its behalf all transfers and other documents, acts and things which such attorney may in its absolute discretion consider necessary or desirable to effect any transfer of securities or carry out any other action contemplated by Sections 4, 6, 7 and/or 8 of the Agreement.

2. The appointment contained in clause 1 hereof shall in all circumstances remain in force and be irrevocable until such time as the Principal ceases to be an Executive (as defined in the Agreement) but shall be of no further effect after that date.

3. This Power of Attorney shall be governed by and construed in accordance with the laws of Delaware.

IN WITNESS whereof the Principal has executed this Power of Attorney the day and year first before written.

[EXECUTED by [PRINCIPAL]][1]	)

[EXECUTED by [PRINCIPAL], a	)
[[company incorporated] / [—] established in]	)
[territory in which [PRINCIPAL] is	)
incorporated] by AB [and CD], being [a]	)
person[s] who, in accordance with the	)
laws of that territory, [is or are] acting	)
under the authority of [PRINCIPAL]][2]	)

[1]	To be used if Principal is natural person
[2]	To be used if Principal is a legal person

EXHIBIT E

RESTRICTIVE COVENANTS

1. TERMS. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Subscription Agreement to which this Exhibit is attached.

2. CONFIDENTIALITY. During the course of the Executive’s employment with the Company and its direct and indirect Subsidiaries (collectively, the “Company Group”), the Executive will learn confidential information on behalf of the Company Group. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company Group, any of its subsidiaries, affiliated companies or businesses, or received from third parties subject to a duty on the Company Group’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company Group (or any predecessor). The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Executive, (b) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive, or (c) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company Group with prior notice of the contemplated disclosure and cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than (i) to immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed hereunder who, in each case, agree to keep such information confidential or (ii) if the Executive is required to disclose by applicable law, regulation or legal process.

3. NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company Group that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company Group. Accordingly, during the Executive’s employment and for a period of one (1) year thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an Executive, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any material business that the Company Group is engaged in during the term of Executive’s employment; provided, that such material business (x) is limited to the specific products and not other uses of the chemicals used within such material business and (y) does not include alternative products that could be used for the same purpose (e.g., if the material business is for heating, then coal would not be considered competitive with oil) (the “Prohibited Activities”). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being (i) a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company Group or any of its affiliates, so long as the Executive has no active participation in the business of such corporation or (ii) employed by, or providing services to (or receiving compensatory equity awards from a parent entity of), a subsidiary, division or unit of any entity that engages in the Prohibited Activities so long as the Executive does not provide any services to such portion of the entity’s business that engages in the Prohibited Activities.

4. NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company Group and for a period of one (1) year thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (a) solicit, aid or induce any customer of the Company Group or any of its affiliates to purchase goods or services then sold by the Company Group or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, unless the Executive is employed with such customer following the Executive’s termination of employment with the Company Group, (b) solicit, aid or induce any Executive, representative or agent of the Company Group or any of its affiliates to leave such employment or retention or, in the case of Executives, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or any of its affiliates, or hire or retain any such Executive, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such Executive, or (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group or any of its affiliates and any of their respective vendors, joint venturers or licensors. An Executive, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 4 shall not be violated by (A) general advertising or solicitation not specifically targeted at Company Group or affiliate-related individuals or entities or (B) the Executive serving as a reference, upon request, with regard to entities with which the Executive is not associated.

5. INVENTIONS. (a) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (i) that relate to the Executive’s work with the Company Group, made or conceived by the Executive, solely or jointly with others, during the period of the Executive’s employment with the Company Group, or (ii) suggested by any work that the Executive performs in connection with the Company Group, either while performing the Executive’s duties with the Company Group or on the Executive’s own time, shall belong exclusively to the Company Group (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company Group, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company Group. The Records shall be the sole and exclusive property of the Company Group, and the Executive will surrender them upon termination of employment, or upon the Company Group’s request. The Executive will assign to the Company Group the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the period of employment with the Company

Group, together with the right to file, in the Executive’s name or in the name of the Company Group (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the period of employment with the Company Group, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company Group with respect to the Inventions. The Executive will also execute assignments to the Company Group (or its designee) of the Applications, and give the Company Group and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company Group’s benefit, all without additional compensation to the Executive from the Company Group.

6. In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company Group and the Executive agrees that the Company Group will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company Group, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Inventions that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an Executive of or other service provider to the Company Group.

7. RETURN OF COMPANY GROUP PROPERTY. On the date of the Executive’s termination of employment with the Company Group for any reason (or at any time prior thereto at the Company Group’s request), the Executive shall return all property belonging to the Company Group or its affiliates (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

8. REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company Group assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement and the restraints imposed on the Executive’s conduct hereunder. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. It is also agreed that each of the Company Group’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement.

9. AFFILIATES. For purposes of this Agreement, any reference to an “affiliate” or “affiliates” shall only apply to Bain Capital Everest Manager Holding SCA (“Parent”) or any direct or indirectly controlled subsidiary of the Company or Parent.

10. REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

11. TOLLING. In the event of any violation of the provisions of this Agreement, the Executive acknowledges and agrees that the post-termination restrictions contained herein shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

12. SURVIVAL OF PROVISIONS. The obligations contained in this Agreement shall survive the termination of the Executive’s employment with the Company Group and shall be fully enforceable thereafter.

13. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

14. SEVERABILITY. To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT